Exhibit 99.1
Media contact: Ben Kiser, 402.458.3024
Investor contact: Phil Morgan, 402.458.3038
Nelnet Reports First Quarter 2009 Results
LINCOLN, Neb., May 11, 2009 — Nelnet, Inc. (NYSE: NNI) today reported GAAP net income for the first quarter of 2009 of $25.5 million, or $0.52 per share, compared with a GAAP net loss of $69.8 million, or $1.42 per share, for the first quarter of 2008. Base net income for the first quarter of 2009 was $31.5 million, or $0.64 per share, compared with $15.3 million, or $0.31 per share, in the first quarter of 2008. Base net income in 2008 excluded discontinued operations and restructuring, impairment, and certain liquidity related charges.
Other income for the first quarter of 2009 includes a pre-tax gain of $8.1 million from the company’s purchase at a discount of $34.9 million in principal of its 5.125 percent Senior Notes due 2010. In addition, other income includes a pre-tax gain of $3.5 million related to contingency payments received by the company during the first quarter of 2009 from the divestiture of Premiere Credit of North America in 2007.
“We are off to a good start in 2009 with our results for the first quarter,” said Mike Dunlap, Chairman and Chief Executive Officer of Nelnet. “We continue to concentrate on transforming Nelnet into a company focused on education-related processing services for a fee by growing and diversifying our businesses. In addition, we have made progress toward our 2009 objectives of improving our liquidity and reducing our debt in this uncertain economy.”
Fee-based Businesses
Total revenue from fee-based businesses for the first quarter of 2009 was $77.1 million, up from $75.3 million in the same period a year ago. In recent years, in order to reduce legislative risk, the company has expanded its products and services generated from businesses that are not dependent on the federal student loan program, including the company’s enrollment services, tuition payment plan, and campus commerce businesses. In the first quarter of 2009, revenue from these businesses increased $3.3 million, or 8 percent, compared with the same period in 2008.
Margin Analysis
For the first quarter of 2009, Nelnet reported net interest income of $28.5 million, compared with $16.5 million for the first quarter of 2008.
The company reported core student loan spread of 0.94 percent for the first quarter of 2009 compared with 0.91 percent in the same period of 2008 and 0.90 percent for the fourth quarter of 2008. For the first quarter of 2009, core student loan spread includes net derivative settlements of $24.4 million, compared with $9.7 million in the fourth quarter of 2008.
Operating Expenses
Operating expenses were $92.6 million in the first quarter of 2009, down from $128.8 million for the same period a year ago and $110.2 million in the fourth quarter of 2008.

Student Loan Assets
At March 31, 2009, net student loan assets were $25.6 billion. Approximately 90 percent of these student loans are financed to term at rates that the company believes will generate cash flow of $1.4 billion. In addition, Nelnet has liquidity for new loan originations through the Department of Education’s loan participation and purchase programs, which will allow Nelnet to make loans to all eligible students through the 2009-2010 academic year.
Nelnet continues to improve its liquidity position by reducing the amount of student loans in its federal student loan warehouse facility from $1.6 billion at December 31, 2008, to its current balance of $1.2 billion.
Non-GAAP Performance Measures
A description of base net income and a reconciliation of GAAP net income to base net income can be found in supplemental financial information to this earnings release online at www.nelnetinvestors.com/results.cfm.
Nelnet will host a conference call to discuss this earnings release at 3:00 p.m. (Eastern) Wednesday, May 13, 2009. To access the call live, participants in the United States and Canada should dial 877.723.9511, and international callers should dial 719.325.4812 at least 15 minutes prior to the call. A live audio webcast of the call will also be available at www.nelnetinvestors.com under the Events & Webcasts menu. A replay of the conference call will be available through March 23, 2009. To access the replay via telephone within the United States and Canada, callers should dial 888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code 4079097. A replay of the audio webcast will also be available at www.nelnetinvestors.com.
This press release contains forward-looking statements and information that are based on management’s current expectations as of the date of this document. Statements that are not historical facts, including statements about the company’s expectations and statements that assume or are dependent upon future events, are forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions, and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of, or changes in, applicable laws and regulations including changes resulting from new laws such as any new laws enacted to implement the Administration’s 2010 budget proposals as they relate to the Federal Family Education Loan Program (FFEL Program or FFELP), which may reduce the volume, average term, special allowance payments, and yields on student loans under the FFEL Program of the U.S. Department of Education (the Department) or result in loans being originated or refinanced under non-FFEL programs or may affect the terms upon which banks and others agree to sell FFELP loans to the company. The company could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students, and their families; the Company’s ability to maintain its credit facilities or obtain new facilities; the ability of lenders under the Company’s credit facilities to fulfill their lending commitments under these facilities; changes to the terms and conditions of the liquidity programs offered by the Department; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase, or carry education loans; losses from loan defaults; changes in prepayment rates, guaranty rates, loan floor rates, and credit spreads; the uncertain nature of estimated expenses that may be incurred and cost savings that may result from restructuring plans; incorrect estimates or assumptions by management in connection with the preparation of the consolidated financial statements; and changes in general economic conditions. Additionally, financial projections may not prove to be accurate and may vary materially. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this press release.
For more information see the company’s filings with the Securities and Exchange Commission. The company is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this press release or unforeseen events. Although the company may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Condensed Consolidated Statements of Operations

	Three months ended
	March 31,	December 31,	March 31,
	2009	2008	2008
	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands, except share data)
Interest income:
Loan interest	$189,570	286,279	355,390
Amortization of loan premiums and deferred origination costs	(18,651)	(21,036)	(25,404)
Investment interest	4,091	8,084	11,680

Total interest income	175,010	273,327	341,666

Interest expense:
Interest on bonds and notes payable	146,502	234,868	325,141

Net interest income	28,508	38,459	16,525
Less provision for loan losses	7,500	7,000	5,000

Net interest income after provision for loan losses	21,008	31,459	11,525

Other income:
Loan and guaranty servicing revenue	26,471	21,632	24,661
Tuition payment processing and campus commerce revenue	15,538	12,175	13,847
Enrollment services revenue	28,771	29,257	27,222
Software services revenue	5,705	4,786	8,204
Other income	16,862	5,112	6,254
Loss on sale of loans	(206)	(3,988)	(47,474)
Derivative market value, foreign currency, and put option adjustments	(4,880)	46,348	(57,361)
Derivative settlements, net	24,358	9,668	40,763

Total other income	112,619	124,990	16,116

Operating expenses:
Salaries and benefits	38,226	41,262	53,843
Cost to provide enrollment services	17,793	16,903	15,403
Other expenses	30,398	45,510	34,197
Amortization of intangible assets	6,154	6,511	6,560
Impairment expense	—	—	18,834

Total operating expenses	92,571	110,186	128,837

Income (loss) before income taxes	41,056	46,263	(101,196)

Income tax (expense) benefit	(15,601)	(16,103)	31,371

Income (loss) from continuing operations	25,455	30,160	(69,825)

Income from discontinued operations, net of tax	—	837	—

Net income (loss)	$25,455	30,997	(69,825)

Earnings (loss) per share, basic and diluted:
Income (loss) from continuing operations	$0.52	0.61	(1.42)
Income from discontinued operations, net of tax	—	0.02	—

Net income (loss)	$0.52	0.63	(1.42)

Weighted average shares outstanding	49,142,324	49,075,755	49,051,745

Condensed Consolidated Balance Sheets and Financial Data

	As of	As of	As of
	March 31,	December 31,	March 31,
	2009	2008	2008
	(unaudited)		(unaudited)
	(dollars in thousands)
Assets:
Student loans receivable, net	$25,624,337	25,413,008	26,321,345
Student loans receivable — held for sale	—	—	423,651
Unrestricted cash and liquid investments	243,705	189,847	124,171
Restricted cash, cash equivalents, and investments	1,274,122	1,158,257	1,844,593
Goodwill	175,178	175,178	175,178
Intangible assets, net	70,900	77,054	92,897
Other assets	704,895	841,553	1,037,981

Total assets	$28,093,137	27,854,897	30,019,816

Liabilities:
Bonds and notes payable	$27,130,406	26,787,959	29,129,133
Other liabilities	291,129	423,712	352,576

Total liabilities	27,421,535	27,211,671	29,481,709

Shareholders’ equity	671,602	643,226	538,107

Total liabilities and shareholders’ equity	$28,093,137	27,854,897	30,019,816